Exhibit 99.1

MIDDLESEX WATER REPORTS

FIRST QUARTER 2021 EARNINGS

Iselin, NJ, (May 5, 2021) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today reported first quarter financial results.

Financial Results

Quarterly consolidated operating revenues rose 2.4% to $32.5 million compared to the same period in 2020. The $0.8 million increase is largely attributable to increased customer demand for water in the Middlesex System in New Jersey and from customer growth in our Delaware water systems. Also contributing to the increase was higher non-regulated revenues from our contract operations.

Operation and maintenance expenses for the first quarter of 2021 increased $1.2 million from the same period in 2020. The increase was related to higher weather-related main break activity in our Middlesex System during the winter months and increased labor costs due to wage increases.

Income Tax benefit for the first quarter of 2021 decreased $0.3 million from 2020 due to lower tax benefits associated with decreased repair expenditures on tangible property owned by Middlesex, partially offset by lower pre-tax income.

Net income for the quarter ended March 31, 2021 decreased $0.8 million, compared to the same period in 2020. Diluted earnings per share were $0.39 and $0.44 for the three months ended March 31, 2021 and 2020, respectively.

“Continuing into 2021, we maintained a steady pace on numerous capital improvement projects under our Water For Tomorrow® program to enhance system reliability, resiliency and overall service quality. Construction of our new ozone treatment plant and other improvements at our largest treatment facility in New Jersey are substantially complete and expected to be operational in the second quarter. We also commenced our annual RENEW program, now in its 26th year, to upgrade and replace water mains, valves, hydrants and meters in the Borough of Metuchen, New Jersey. Our investment in Utility Plant in the Middlesex system, since base rates were last established in early 2018, is approximately $250 million through March 31, 2021,” said Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll. “Based on the life cycle of current customer rates in the face of the investments in the critically important projects in the Water For Tomorrow program, Middlesex expects to file a request for increased rates in the second quarter with the New Jersey Board of Public Utilities,” added Mr. Doll.

“We continue to work to ensure the safety of our employees and customers and to support those customers facing financial difficulties due to COVID by suspending shutoffs in New Jersey due to non-payment through June 30, 2021,” said Mr. Doll.

Dividend Declaration and Virtual Annual Meeting

As previously announced in April 2021, our Board of Directors declared a cash dividend of $0.2725 per common share payable on June 1, 2021 to shareholders of record as of May 14, 2021. Also, as previously announced, due to ongoing health concerns related to the COVID-19 pandemic, Middlesex Water’s 2021 Annual Meeting scheduled for Tuesday, May 25 at 11:00 a.m. EDT will be held exclusively online as a virtual meeting. Shareholders may obtain instructions to access the meeting by visiting http://www.virtualshareholdermeeting.com/MSEX2021 and entering the 16-digit control number listed on their Notice of Internet Availability of Proxy Materials or proxy card.

ABOUT MIDDLESEX WATER COMPANY

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies.

The Company and its New Jersey subsidiaries -- Pinelands Water Company and Pinelands Wastewater Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company provides contract water and wastewater operations services through its non-regulated subsidiary Utility Service Affiliates (Perth Amboy) Inc. to the City of Perth Amboy, New Jersey. The Company also provides contract operations services through its non-regulated subsidiary, Utility Service Affiliates, Inc. to other New Jersey municipalities The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates water and wastewater systems under contract on a non-regulated basis in Delaware. These companies are also subject to various Federal and State regulatory agencies concerning water and wastewater effluent quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws regarding Middlesex Water Company “MSEX” or the “Company”, its financial condition, and its results of operations that reflect the Company’s current views and information currently available. This information is, where applicable, based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provides a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or the negative version of those words or other comparable words and phrases, and include statements relating to the Company’s beliefs or expectations regarding its future performance, strategic plans and cash flows, as well as any other statements that do not directly relate to any historical or current facts. Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, publicly or otherwise, whether as a result of new information, future events or otherwise.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

bsohler@middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,
	2021	2020

Operating Revenues	$32,541	$31,769

Operating Expenses:
Operations and Maintenance	18,356	17,192
Depreciation	4,832	4,448
Other Taxes	3,719	3,602

Total Operating Expenses	26,907	25,242

Operating Income	5,634	6,527

Other Income (Expense):
Allowance for Funds Used During Construction	1,263	1,123
Other Income (Expense), net	775	385

Total Other Income, net	2,038	1,508

Interest Charges	1,738	1,669

Income before Income Taxes	5,934	6,366

Income Taxes	(973)	(1,302)

Net Income	6,907	7,668

Preferred Stock Dividend Requirements	30	30

Earnings Applicable to Common Stock	$6,877	$7,638

Earnings per share of Common Stock:
Basic	$0.39	$0.44
Diluted	$0.39	$0.44

Average Number of Common Shares Outstanding:
Basic	17,476	17,437
Diluted	17,591	17,552